Exhibit 99.1

Natera Reports Fourth Quarter and Year 2019 Financial Results

SAN CARLOS, Calif., February 26, 2020 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the fourth quarter and the year ended December 31, 2019 and provided an update on recent business progress.

Recent Accomplishments & 2019 Highlights

•	Generated total revenues of $83.2 million in the fourth quarter of 2019 compared to $67.0 million in the fourth quarter of 2018, an increase of 24%.
•	Generated total revenues of $302.3 million in the year 2019 compared to $257.7 million in the year 2018, exceeding the 2019 revenue guidance range previously provided.
•	Processed approximately 209,400 tests in the fourth quarter of 2019 and 804,300 tests for the full year 2019, compared to approximately 174,200 tests processed in the fourth quarter of 2018 and 668,600 tests for the full year 2018.
•	Signed $50 million agreement with BGI Genomics Co., Ltd. to commercialize NGS-based genetic assays for clinical use in China and select markets. Successfully completed initial key milestones.
•	Entered into partnership to develop and commercialize personalized circulating tumor DNA monitoring assays with Foundation Medicine, Inc. Successfully completed initial key milestones.
•	Received a positive draft local coverage decision from Medicare for reimbursement of Signatera™ in colorectal cancer.
•	Launched the BESPOKE CRC study, a nationwide multi-center registry study for patients diagnosed with Stage II-III colorectal cancer that will prospectively enroll 1,000 or more patients at time of surgery.
•	Selected by National Cancer Center of Japan for the CIRCULATE-IDEA trial in Japan, a prospective, multi-center, randomized trial for patients with Stage II-III colon cancer.
•	Achieved total cumulative value of signed contracts for Signatera with pharmaceutical companies exceeding $55 million.
•	Received a positive final coverage decision from Medicare for reimbursement of Prospera™ in kidney transplant rejection screening.
•	Hired Eric Evans, a co-founder of Counsyl, as Chief Scientific Officer.

“2019 was a transformational year for Natera,” said Steve Chapman, Natera Chief Executive Officer. “We delivered strong volume growth, consistent average selling price expansion, and reduced cost of goods sold per unit in our reproductive health business. By publishing excellent data, securing coverage decisions, and signing significant commercial partnerships, we opened a path to creating value in new multi-billion-dollar markets in transplant rejection and oncology. Our strong performance leaves us well positioned to continue our momentum in 2020 and beyond.”

Fourth Quarter and Year Ended December 31, 2019 Financial Results

Total revenues were $83.2 million in the fourth quarter of 2019 compared to $67.0 million for the fourth quarter of 2018, an increase of 24%. The increase in total revenues was driven primarily by sales of Natera’s Panorama and Horizon tests. Natera processed 209,400 tests in the fourth quarter of 2019, including approximately 198,300 tests accessioned in its laboratory, compared to 174,200 tests processed in the fourth quarter of 2018, including approximately 162,900 tests accessioned in its laboratory. Despite selling its Evercord business in the third quarter of 2019, Natera achieved an overall increase of approximately 20% for the quarter.

Total revenues for 2019 were $302.3 million compared to $257.7 million in 2018, which represents an increase of 17%. In 2019, Natera processed approximately 804,300 tests including approximately 753,800 tests accessioned in its laboratory, compared to approximately 668,600 tests processed in 2018, including approximately 625,900 tests accessioned in its laboratory. Despite selling the Evercord business in the third quarter of 2019, Natera achieved an overall increase of approximately 20% for the year.

In the three months ended December 31, 2019, Natera recognized revenue on approximately 200,800 tests reported, including approximately 189,700 tests accessioned in its laboratory, compared to approximately 172,500 tests reported, including approximately 162,500 tests accessioned in its laboratory, in the fourth quarter of 2018, an overall increase of 16% for the quarter.

In 2019, Natera recognized revenue on approximately 763,900 tests reported, including approximately 718,500 tests accessioned in its laboratory, compared to approximately 631,800 tests reported, including approximately 594,300 tests accessioned in its laboratory, in 2018, an overall increase of 21% for the year.

Gross profit1 for the three months ended December 31, 2019 and 2018 was $38.8 million and $24.2 million, respectively, representing a 47% and 36% gross margin, respectively. Natera was able to achieve higher gross margins in Q4 2019 as a result of improved cost of goods sold per test and approximately $3.8 million in license and development revenues earned under strategic partnership agreements. Gross profit for the year ended December 31, 2019 and 2018 was $126.9 million and $91.6 million, respectively, representing a 42% and 36% gross margin, respectively. Natera was able to achieve higher gross margins in the year 2019 as a result of improved cost of goods sold per test and approximately $16.4 million in license and development revenues earned under strategic partnership agreements.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the fourth quarter of 2019 were $73.6 million, an increase of approximately 37% compared to $53.9 million in the same period of the prior year. The increase was driven primarily by higher personnel-related expenses resulting from an increase in commercial activities and an increase in research and development activities under strategic partnerships. Total operating expenses, net of gain from the disposal of the Evercord business of $14.4 million in the year ended December 31, 2019 were $243.1 million, an increase of approximately 18% compared to $206.2 million in the same period of the prior year. The increase was driven primarily by higher personnel-related expenses and increased commercial activities, offset by the gain from the disposal of the Evercord business in the third quarter of 2019.

Loss from operations for the fourth quarter of 2019 was $34.8 million compared to $29.7 million for the same period of the prior year.  Loss from operations for 2019 was $116.3 million compared to $114.6 million for the prior year.

Net loss for the fourth quarter of 2019 was $35.2 million, or ($0.46) per diluted share, compared to net loss of $31.8 million, or ($0.51) per diluted share, for the same period in 2018. Weighted average shares outstanding were 76.5 million in the fourth quarter of 2019. Net loss for the full year 2019 was $124.8 million, or ($1.79) per diluted share, compared to net loss of $128.2 million or ($2.22) per diluted share for the full year 2018. Weighted average shares outstanding were 69.6 million in 2019.

At December 31, 2019, Natera held $441.0 million in cash, cash equivalents, short-term investments and restricted cash, compared to $158.5 million as of December 31, 2018—the increase resulting from the successful completion of two equity offerings in second and fourth quarters of 2019. As of December 31, 2019, Natera had a total outstanding debt balance of $123.8 million, comprised of $50.1 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $73.7 million under its debt agreement with OrbiMed Advisors.

2020 Financial Outlook

Natera anticipates 2020 total revenue of $335 million to $350 million; 2020 cost of revenues to be approximately 51% to 57% of revenues; selling, general and administrative costs to be approximately $240 million to $260 million; research and development costs to be $80 million to $90 million, and net cash burn to be $125 million to $150 million2.

Test Volume Summary

Unit	Q4 2019	Q4 2018	FY 2019	FY 2018	Definition
Tests processed	209,400	174,200	804,300	668,600	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	198,300	162,900	753,800	625,900	Test accessioned in our laboratory
Tests reported in our laboratory	189,700	162,500	718,500	594,300	Total tests reported in our laboratory less units reported outside of our laboratory including Evercord units in prior periods

About Natera

Natera is global leader in cell-free DNA testing. The mission of the company is to change the management of disease worldwide with a focus on reproductive health, oncology, and organ transplantation. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers proprietary genetic testing services to inform physicians who care for pregnant women, transplant physicians, oncologists, and cancer researchers, including biopharmaceutical companies, and genetic laboratories through its cloud-based software platform.

Conference Call Information

Event:	Natera's Fourth Quarter and Fiscal 2019 Results Conference Call
Date:	Wednesday, February 26, 2020
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Conference ID:	9992859
Webcast:	https://edge.media-server.com/mmc/p/hab8jim9

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including quotations of management, statements under the heading “2020 Financial Outlook,” and statements regarding Natera's current and new products and services, cost of tests, strategic partners, clinical trials, and data, reimbursement coverage, future financial outlook and financial performance, opportunities and strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving the financial guidance provided; we may be unable to further increase the use and adoption of Panorama and Horizon, through our direct sales efforts or through our laboratory partners, or to develop and successfully commercialize new products, including Signatera and Prospera; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies may not support the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if our sole CLIA-certified laboratory facility becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, such as the increased focus by third-party payers on requiring that prior authorization be obtained prior to conducting a test; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, resulting from either third party claims of intellectual property infringement or third party infringement of our technology, is costly, time-consuming and could limit our ability to commercialize our products or services; and any inability to effectively protect our proprietary technology could harm our competitive position or our brand.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 650-249-9090

Media
Paul Greenland, Natera, Inc., VP of Corporate Marketing, PR@natera.com

1 Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

2 Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2020 to be between $117 million and $142 million) and GAAP net purchases of property and equipment (estimated for 2020 to be approximately $8 million).

Natera, Inc.

 Condensed Consolidated Balance Sheets

 (Unaudited)

 (In thousands, except par value per share amount)

	December 31,	December 31,
	2019	2018
		(1)
Assets
Current assets:
Cash and cash equivalents	$61,926	$46,407
Restricted cash, current portion	55	4,597
Short-term investments	379,065	107,461
Accounts receivable, net of allowance of $2,919 in 2019 and $1,788 in 2018	53,351	62,223
Inventory	12,394	13,633
Prepaid expenses and other current assets	16,376	6,197
Total current assets	523,167	240,518
Property and equipment, net	23,283	24,336
Operating lease right-of-use assets	23,730	—
Other assets	12,476	3,317
Total assets	$582,656	$268,171

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,604	$14,587
Accrued compensation	16,088	12,668
Other accrued liabilities	49,043	32,442
Deferred revenue, current portion	56,016	4,131
Short-term debt financing	50,123	50,153
Total current liabilities	179,874	113,981
Long-term debt financing	73,656	73,357
Deferred rent, net of current portion	—	8,613
Deferred revenue, long-term portion	23,808	40,058
Operating lease liabilities, long-term portion	26,297	—
Other long-term liabilities	310	—
Total liabilities	303,945	236,009
Commitments and contingencies
Stockholders’ equity:
Common stock(2)	8	7
Additional paid-in capital	976,955	607,236
Accumulated deficit	(699,171)	(574,529)
Accumulated other comprehensive loss	919	(552)
Total stockholders’ equity	278,711	32,162
Total liabilities and stockholders’ equity	$582,656	$268,171

(1)	The condensed, consolidated balance sheet at December 31, 2018 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	As of December 31, 2019, there were approximately 78,005,000 shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share data)

	Year ended December 31,
	2019	2018	2017
Revenues
Product revenues	$269,881	$240,366	$203,777
Licensing and other revenues	32,447	17,288	5,848
Total revenues	302,328	257,654	209,625
Cost and expenses
Cost of product revenues	162,604	158,081	135,508
Cost of licensing and other revenues	12,866	7,974	4,088
Research and development	51,357	51,355	50,064
Selling, general and administrative	206,176	154,872	155,306
Gain from disposal of business	(14,388)	—	—
Total cost and expenses	418,615	372,282	344,966
Loss income from operations	(116,287)	(114,628)	(135,341)
Interest expense	(10,693)	(10,476)	(4,213)
Interest and other (expense) income, net	4,152	(2,729)	2,380
Loss before income taxes	(122,828)	(127,833)	(137,174)
Income tax expense	(1,999)	(321)	(454)
Net loss	$(124,827)	$(128,154)	$(137,628)
Unrealized gain (loss) on available-for-sale securities, net of tax	1,471	214	(41)
Comprehensive loss	$(123,356)	$(127,940)	$(137,669)

Net loss per share:
Basic	$(1.79)	$(2.22)	$(2.58)
Diluted	$(1.79)	$(2.22)	$(2.59)

Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic	69,555	57,848	53,312
Diluted	69,555	57,848	53,604